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                                                                      EXHIBIT 99

                       HEALTHDYNE INFORMATION ENTERPRISES
                                  NEWS RELEASE

                           For further information on
               Healthdyne Information Enterprises, Inc. ("HIE"),
        Contact:  Joe Bleser, Chief Financial Officer at (770)423-8451.


                 HIE Reports Quarterly Profit; Revenue Up 90%;
                         and Increased Revenue Backlog

     MARIETTA, GA, OCTOBER 23, 1996 -- Healthdyne Information Enterprises, Inc. ("HIE" or the "Company," NASDAQ SmallCap Market: HDIE) today announced third quarter revenue of $4.0 million, representing a 90% increase over the third quarter of 1995, and net earnings of $280,000 or $0.01 per share, compared to a net loss of $1.2 million or $0.08 per share in the previous year's third quarter. The Company also announced a revenue backlog of $7.0 million as of September 30, 1996, representing a $5.6 million increase over September 30, 1995 and a $500,000 increase over June 30, 1996.

     Revenue for the nine-month period ended September 30, 1996 was $11.2 million, representing a 92% increase over the nine-month period ended September 30, 1995. Net earnings were $646,000 or $0.03 per share for the nine months ended September 30, 1996 compared to a net loss of $3.1 million or $0.20 per share for the nine months ended September 30, 1995.

     The increased revenue during both the third quarter and the first nine months of 1996 was primarily attributable to increased system design, implementation and integration services revenue. It also reflects increases in software license fees from the Cloverleaf(TM) integration engine, the Community Person Index ("CPI"), imaging and workflow software tools and the related fees for support and education services. The Company's revenue mix was 57% service and 43% software for the first nine months of 1996 compared to 41% service and 59% software for the entire year 1995.

     HIE is a provider of healthcare clinical information solutions and services to integrated healthcare delivery networks and other healthcare providers in the United States, Canada, the United Kingdom, Germany and Australia.

     This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, the mix of software and service revenue, the mix of direct and indirect sales, changes in pricing policies, undetected errors or bugs in the software, delays in product development, lower-than-expected demand for the Company's solutions, business conditions in the IDN market, general


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economic conditions and the risk factors detailed from time to time in the
Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

     Selected condensed financial information follows:

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                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
          CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS -- UNAUDITED
                    (in thousands, except per share amounts)



                              Three Months Ended    Nine Months Ended
                                September 30,         September 30,
                             --------------------  --------------------
                                 1996       1995       1996       1995

Revenue                       $ 3,953    $ 2,077    $11,220    $ 5,830
Cost of Revenue                 1,364        828      3,899      1,772
----------------------------------------------------------------------
 Gross profit                   2,589      1,249      7,321      4,058
----------------------------------------------------------------------
Operating Expenses:
 Sales and marketing              764        946      2,445      2,424
 Research and development         471        545      1,076      1,373
 General and administrative       938      1,100      2,783      2,914
----------------------------------------------------------------------
  Total expenses                2,173      2,591      6,304      6,711
----------------------------------------------------------------------
Operating earnings (loss)         416     (1,342)     1,017     (2,653)
Losses of affiliate              --         (288)      --         (756)
Minority interest                --          143       --          163
Interest expense, net            (136)       (51)      (371)      (136)
----------------------------------------------------------------------
 Income (loss) before taxes       280     (1,538)       646     (3,382)
Income tax benefit               --          327       --          282
----------------------------------------------------------------------
 Net earnings (loss)          $   280    $(1,211)   $   646    $(3,100)
----------------------------------------------------------------------
Earnings (loss) per share     $  0.01    $ (0.08)   $  0.03    $ (0.20)
----------------------------------------------------------------------
Weighted average shares
 outstanding                   18,934     15,500     18,505     15,500
----------------------------------------------------------------------

               CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
                                 (in thousands)



                                       9/30/96  12/31/95
                                       -------  --------
Cash                                    $2,717  $ 4,013
Other current assets, net                5,864    3,986
-------------------------------------------------------
  Total current assets                   8,581    7,999
Intangible assets, net                  13,035   12,108
Other assets                             1,668    1,627
-------------------------------------------------------
  Total assets                         $23,284  $21,734
-------------------------------------------------------
Short-term debt                         $1,598  $ 2,652
Other current liabilities                4,444    2,604
-------------------------------------------------------
  Total current liabilities              6,042    5,256
Long-term obligations                    5,276    5,549
Shareholders' equity                    11,966   10,929
-------------------------------------------------------
  Total liabilities and
    shareholders' equity               $23,284  $21,734